EXHIBIT 99.1
NEWS RELEASE

Contact:	David Kimichik	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST DECLARES FOURTH QUARTER DIVIDENDS
Increases Common Dividend for Eighth Consecutive Quarter
Issues Guidance for 2006 Dividends of $0.20 per Quarter
DALLAS — (December 15, 2005) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced the Board of Directors has declared an increase in its common stock dividend for the eighth consecutive quarter. The quarterly dividend of $0.20 per diluted common share is payable on January 16, 2006, to shareholders of record on December 31, 2005. On an annualized basis the dividend equates to a 7.3% dividend yield based on the Company’s closing price on December 14, 2005.
The Board has also approved a change to the Company’s dividend policy for 2006. The new dividend policy is a change from the Company’s prior policy of targeting a payout of 85% of cash available for distribution (CAD) to a goal of growing CAD and funds from operations (FFO) at a greater rate than the dividend. Under the new policy, the Company expects to pay a quarterly cash dividend of $0.20 per diluted common share for 2006, or $0.80 per diluted common share on an annualized basis. The adoption of a dividend policy does not commit the Board of Directors to declare future dividends or the amount thereof. Each future dividend will be considered and declared by the Board of Directors in its discretion.
Separately, the Board declared a quarterly cash dividend of $0.5344 per diluted share for the Company’s 8.55% Series A Cumulative Preferred Stock for the fourth quarter ending December 31, 2005. The dividend, which equates to an annual rate of $2.1375 per share, is payable on January 16, 2006, to shareholders of record as of December 31, 2005.
Monty Bennett, Ashford’s President and CEO, added, “For the last two years, we have increased our dividend each quarter with the goal of transitioning to an established annual rate once we reached a targeted investment threshold. We expect the combination of strong dividend growth and an increasing dividend coverage ratio to provide our shareholders with the best of both worlds — strong total returns and a well-covered dividend.”
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
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AHT Declares Fourth Quarter Dividends

December 15, 2005
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “policy” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the dividend policy for 2006, the impact of the financing on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. In addition, the ability of the Board of Directors to continue to declare dividends will depend on a number of factors, including the Company’s future financial condition and profitability, REIT requirements, compliance with terms of applicable credit facilities, and similar factors. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures. CAD is cash available for distribution as determined by the Company consistent with the Company’s prior earnings releases and schedules attached thereto as filed with the Securities and Exchange Commission (“SEC”). Both FFO and CAD are non-GAAP financial measures within the meaning of the SEC rules. FFO is computed in accordance with our interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the NAREIT definition differently than us.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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